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NEWS RELEASE                                        FUQUA ENTERPRISES, INC.

                                                    ONE ATLANTIC CENTER
                                                    SUITE 5000
                                                    1201 W. PEACHTREE STREET, NW
                                                    ATLANTA, GEORGIA 30309
                                                    CONTACT:
                                                    L.P. KLAMON
                                                    (404) 815-2000





      FUQUA ENTERPRISES TO ACQUIRE BASIC AMERICAN MEDICAL PRODUCTS, INC.

         FUQUA ENTERPRISES ALSO AGREES TO $60 MILLION CREDIT FACILITY

ATLANTA, GEORGIA (OCTOBER 9, 1995) - Fuqua Enterprises, Inc. (NYSE: FQE) today announced that it has agreed to acquire Basic American Medical Products, Inc. Basic American, which is headquartered in Atlanta, is a major manufacturer and distributor of health care equipment for the acute, long-term and home health care markets. Its extensive product line includes beds, stretchers, wheel chairs and other patient aids and furnishings for home care, nursing homes and hospitals. Basic American has manufacturing facilities in Wisconsin and Georgia and distributes its products through its four marketing divisions:
Simmons Healthcare, Omni Manufacturing, NM Industries and Omni Healthcare.

            Separately, Fuqua Enterprises announced that it had reached an agreement for a $60 million revolving credit facility to provide funds for working capital and acquisitions. This facility will be provided by a group of banks headed by SunTrust Bank. Lawrence P. Klamon, President of Fuqua Enterprises, said that the Company also has about $14 million in cash which will also be used to expand the Company.

            The Basic American acquisition is the first step taken by Fuqua Enterprises' new management team, headed by J. Rex Fuqua, Vice Chairman, and Mr. Klamon, to change the strategy and direction of the Company. Mr. Fuqua said "Basic American is a core from which Fuqua Enterprises will expand further into the health care market. Under the leadership of President Gene Minotto, Basic American will continue to grow both internally and by acquiring related businesses." Mr. Fuqua noted that demographic trends of an aging population are driving growth in the long-term care and home care markets. Basic American is a significant provider of equipment to both these markets. In addition, he said that Fuqua Enterprises will benefit from a trend toward consolidation of equipment providers into larger, more efficient, entities which can reduce costs and enhance profitability.

            The acquisition price will be approximately $16 million consisting of 600,000 shares of Fuqua Enterprise's common stock and $2,500,000 in cash. For 1995, Mr. Klamon estimated that Basic American would have about $30 million in sales and that sales for 1996 are expected to increase substantially.